                                    As filed with the Securities and Exchange Commission on _______, 2011

Registration No. 333-169313

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

AMENDMENT NO. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China eMedia Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	7371	42-1772772
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)

Suite 2302, Seaview Commercial Building,
21 Connaught Road West,
Sheung Wan, Hong Kong
Peoples Republic of China PRC
Tel: 852-90099119
Fax: 852-28558158
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth Kwan
Chief Executive Officer
Suite 2302, Seaview Commercial Building,
21 Connaught Road West,
Sheung Wan, Hong Kong
Peoples Republic of China PRC
Tel: 852-90099119
Fax: 852-28558158
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to

Robert S. Matlin, Esq.
Mandy Lundstrom, Esq.
K&L Gates LLP
599 Lexington Avenue
New York, New York 10022
212-536-4087
212-536-3901 (fax)

Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective and the satisfaction or waiver of certain other conditions described herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum	Amount of
Title of Each Class of	Amount To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered	Per Share	Offering Price	Fee
Common Stock, $.001 par value per share	6,794,612(1)	$0.03	$203,838.36	$16.45

1 Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions and similar transactions

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURTIIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated June 23, 2011

China eMedia Holdings Corporation

6,794,612 Shares of Common Stock

This prospectus relates to 6,794,612 shares of common stock of China eMedia Holdings Corporation, a Delaware corporation, which may be resold by the selling security holders named in this prospectus. We have been advised by the selling security holders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling security holders will sell their shares of our common stock at a fixed price of $0.03 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock being offered for sale by the selling security holders. We will pay for all expenses related to this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2011

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
USE OF PROCEEDS	6
DETERMINATION OF OFFERING PRICE	6
RISK FACTORS	6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENT	13
SELLING SECURITY HOLDERS	14
PLAN OF DISTRIBUTION	16
DESCRIPTION OF SECURITIES	18
INTEREST OF NAMED EXPERTS AND COUNSEL	18
DESCRIPTION OF BUSINESS	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
FINANCIAL STATEMENTS	36
EXECUTIVE OFFICERS AND DIRECTORS	47
COMPENSATION DISCUSSION AND ANALYSIS	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	50
LEGAL MATTERS	51
EXPERTS	51
ADDITIONAL INFORMATION	51
PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

In this prospectus, China eMedia Holdings Corporation is referred to as “China eMedia” and, together with its subsidiaries as “we,” “our,” “us,” “the Registrant,” and “the Company.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in States where offers and sales are permitted.

Dealer Prospectus Delivery Obligation

Until _____, 2011 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 7.

Overview

China eMedia Holdings Corp. is a Delaware corporation formed in June 2009 and is headquartered in the People’s Republic of China (the “PRC”). We are a development-stage company that provides e commerce business solutions and internet marketing solutions to small to mid-size enterprises (“SMEs”) within the PRC.  The Company is attempting to establish a critical bridge between the growing PRC market and other global economies around the world. Through our ChinaCNTV Business Community Network, represented by SmartCNTV.com, and hosted on ChinaCNTV.com, we will provide a multi media platform for SME members to promote their businesses and to assist other entrepreneurs, businessmen and investors to market their products in the PRC.  Through SmartCNTV.com, we provide a platform for SMEs in China to market their products and services to users of the SmartCNTV.com website by providing online advertising tools and facilitating information exchange among SMEs and customers.  We allow SMEs to run their commercial websites through our SmartCNTV.com platform with full capabilities for ordering, payment processing, and business referrals, and provide the ability for SMEs to obtain advertising revenues on their websites by enabling Google-administered advertisements on their websites.  We plan to market a number of internet related services through our exclusive license agreement with ChinaCNTV.com and build a trained and organized network of marketers with exemplified strength in the PRC.  The services we intend to provide will enhance the marketing and selling aspects of the SMEs’ websites by helping SMEs perform online advertising and marketing services by themselves.  The Company’s products contain several features and resources, from resources helpful in launching a new business to policies and research analyses conducted regarding entrepreneurship, which assist entrepreneurs, business advisors, business policy makers, academics and investors through each stage of the entrepreneurial process.  The Company does not perform online marketing or advertising for SMEs, but rather provides tools which enhance SMEs’ ability to perform online advertising and marketing for themselves.

The Company collaborates with several business entities, namely China CNTV.com, which is a media driven website governed jointly by the Chinese National Cultural Research Bureau and the China Art and Culture Promotion Bureau.

Since inception, we have achieved several milestones to form a firm foundation for the Company to go forward, including:

•	The execution of a Purchase Agreement with China CNTV.com to purchase an exclusive right to construct and operate the only commercial channel at ChinaCNTV.com.

•	Development of our media website, SmartCNTV.com.

•	Development of our eShopping Mall (“eMall”).

•	The execution of a Letter of Intent to establish our first Regional Dealership in Shan Dong Province, PRC.

The Company’s principle executive offices are located at Suite 2302, Seaview Commercial Building, 21 Connaught Road West, Sheung Wan, Hong Kong Peoples Republic of China and the Company’s telephone number at that address is 852-90099119.

Risk Factors

We face risks in operating our business.  We are a development-stage company with no operating history and may have difficulties implementing our business plan.  While we have developed our basic e-commerce and internet marketing solution package, we have not yet formally launched our business model in the PRC and therefore, we have received no revenue to date and will require additional capital in order to continue operating and become profitable.   Before we can launch our business model, we must first establish a sustainable support network of regional dealerships in the PRC. The regional dealerships will have trained resellers, which will market our products to end users.  The regional dealerships will also be in charge of integrating the payment systems for online payments, building dedicated servers to run our systems, and providing technical and sales support to end users.  We anticipate this network of regional dealerships will be established by the fourth calendar quarter of 2011 and that our business model will launch concurrently.

You should carefully consider these risks before investing in our common stock. For a description of the risks affecting our business or an investment in our common stock, please see the section entitled “Risk Factors.”

Number of Shares Being Offered

This prospectus covers the resale by the selling security holders named in this prospectus of up to 6,794,612 shares of our common stock. The selling security holders will sell their shares of our common stock at a fixed price of $0.03 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section on page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 37,326,760 shares of our common stock issued and outstanding as of June 23, 2011.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock being offered by the selling security holders. We will pay for all expenses related to this offering.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.03 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.03 per share is arbitrary and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the events or developments described below actually occurred, our business, financial condition and results of operation would likely suffer. In that case, the trading price of our common stock would likely decline and you could lose part of or all of your investment in our common stock.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business

We have a limited operating history and may face many of the risks and difficulties frequently encountered by a startup company; additionally, our future prospects and results of operations may be difficult to evaluate.

We were incorporated in the State of Delaware on June 9, 2009.  We have a limited operating history for investors to evaluate the potential of our business development as we have yet to commence our principal operations.  Our future will depend on our ability to raise additional capital and bring our service and products to the marketplace, which requires careful planning to provide a service and products that meets customer standards without incurring unnecessary cost and expense.  It is our plan to commence principal operations in China by the fourth calendar quarter of 2011 now that we have developed our basic e-commerce and internet marketing solutions package.  However, we have not formally launched our business at this time and have received no revenues to date.  Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the internet industry in the PRC. Additionally, we have limited financial data that you can use to evaluate our business and prospects. As a result of these factors, the future revenue and income potential of our business is uncertain. If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.  In addition, we also face many of the risks and difficulties inherent in introducing a new product to the marketplace. These risks include the ability to:

●	Increase awareness of our brand name;
●	Develop an effective business plan;
●	Meet customer standards;
●	Implement advertising and marketing plan;
●	Attain customer loyalty;
●	Maintain current strategic relationships and develop new strategic relationships;
●	Respond effectively to competitive pressures;
●	Continue to develop and upgrade our service; and
●	Attract, retain and motivate qualified personnel.

We have yet to earn revenue and our ability to sustain our operations is dependent on our ability to obtain financing.  As a result, there is substantial doubt as to our ability to continue as a going concern.

We have earned no revenue as of June 23, 2011.  In order to operate our business, we anticipate that we will have to raise additional funding. Further, the finances required to fully develop our plan cannot be predicted with any certainty and may exceed any estimates we set forth. These factors raise substantial doubt that we will be able to continue as a going concern. DNTW Chartered Accountants, LLP, our independent registered public accountant, has expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to complete our business plan. As a result we may have to liquidate our business and you may lose your investment. You should consider our independent registered public accountant's comments when determining if an investment in China eMedia Holdings Corporation is suitable. We are not raising any money in this offering. We do not currently have any arrangements for financing. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. The most likely source of future funds available to us is through the sale of additional shares of common stock or advances from our directors.  However, our directors have no formal commitment, arrangement or legal obligation to advance or loan funds to the company.  We have prepared our consolidated financial statements on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Our consolidated financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our consolidated financial statements.  If we are unable to continue as a going concern, our stockholders may lose a substantial portion or all of their investment.

Our business requires capital for continued growth, and our growth will be slowed if we do not have sufficient capital.

Our business model depends on establishing regional dealerships in China, which will be responsible for all costs associated with operating the business in that region.  We are in the process of negotiating with several parties to set up such regional dealerships.   Until such time as the regional dealerships can be established, however, the continued growth and operation of our business may require additional funding for working capital, debt service, manufacture of our products, and expansion of our employee force. We estimate that over the next twelve months, we will need approximately $100,000 to operate the business: $20,000 for accounting and auditing expenses, $25,000 for legal expenses, $25,000 for travel expenses, $15,000 for site maintenance, and $15,000 for upgrades on our e-commerce and internet marketing solutions.  We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego sales opportunities and scale back operations.

We face significant competition and may suffer from a loss of users and customers as a result.

We face significant competition in almost every aspect of our business, particularly from existing mega network providers. Our main competitors include Baidu, Netease, Sohu, Alibaba and Tencent and other online information sites. We compete with these entities for a percentage of market and viewers.

Many of these competitors have significantly greater financial resources than we do. They also have longer operating histories and more experience in attracting and retaining users and managing customers than we do. They may use their experience and resources to compete with us in a variety of ways, including increasing their visibility and better performance of their websites. If any of our competitors provide comparable or better navigation in their website design as well as visibility to the general public, our members and viewership could decline significantly. Any such decline in traffic could weaken our brand, result in a loss of customers and users and have a material adverse effect on our results of operations.

We have conducted limited market research on the viability of our business, and if sufficient demand does not exist, our business may fail.

We have conducted limited market research on the demand for our products and services. We have not ascertained if there is sufficient demand for our product and services to support our business plan. If sufficient demand does not exist in the market, it might result in the failure of our business and the total loss of your investment.

We may not be able to manage our expanding operations effectively which could impede our growth.

The Company was organized in June 2009 and we expect to expand our operations rapidly. We anticipate significant continued expansion of our business as we address growth in the internet and intranet opportunities. To manage the potential growth of our operations and personnel, we will be required to improve operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our common stock to fall.

Our success depends on the continuing efforts of our senior management team and other key personnel and the loss of the services of such key personnel could result in a disruption of operations which could result in reduced revenues.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our Chief Executive Officer, Kenneth Kwan, our Chairman, Dr. Kai Lun Ng, and our Vice Chairman, Mr. Chang Zhong Ge. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. We do not currently maintain key man insurance on our senior managers.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members.

Each of our executive officers and key employees has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. However, if any disputes arise between any of our senior executives or key personnel and us, we cannot assure you the extent to which any of these agreements are enforceable.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to run our affairs.

We do not intend to have any full time employees prior to being able to implement our business plan. All of our executive officers and directors are engaged in several other business endeavors and are not obligated to devote a specific number of hours to our affairs. Although we expect our officers and directors to devote the time and attention necessary to fulfill their fiduciary duty to us, the possibility remains that if our officers' and directors' other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to execute our business plan. We cannot assure you that these conflicts will be resolved in our favor.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance and future success depends on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

As competition in our industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

Our officers and directors control us, which could limit the control stockholders may be able to exert over our business operations.

The majority of our common stock is held by our officers and directors.  As long as our officers and directors hold a significant percentage of our common stock, they will be able to control most votes requiring stockholder approval.  This concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of the Company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the Company and might ultimately affect the market price of our common stock.

Although we  expect to apply for quotation on the OTC Bulletin Board (OTCBB), we may not be approved, and even if approved, we may not be approved for trading on the OTCBB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term, or both.

We are not registered on any market or public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following this Registration Statement on Form S-1 being declared effective and apply to have the shares quoted on the Over-the-Counter Bulletin Board ("OTCBB"). The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 to 60 day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. If our application is rejected, our stock may then be traded on the "Pink Sheets," and the market for resale of our shares would decrease dramatically, if not be eliminated.  As of the date of this filing, there have been no discussions or understandings between China eMedia Holdings Corporation and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

We have limited business insurance coverage and potential liabilities could exceed our ability to pay them.

The insurance industry in the PRC is still at an early stage of development. Insurance companies in the PRC offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in the PRC. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities who could exert substantial influence in company matters which may be adverse to your interests.

A few principal shareholders, including certain of our directors and officers, own a majority of our outstanding shares of common stock. These shareholders could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our Company, which could deprive our shareholders of an opportunity to receive a premium for their stock as part of a sale of our Company and might reduce the price of our stock. These actions may be taken even if they are opposed by our other shareholders, including those who purchase stock in this offering.

Our common shares are not registered under the Exchange Act. As a result, we will not be subject to the federal proxy rules and our directors, executive officers and 10% beneficial holders will not be subject to Section 16 of the Exchange Act.  In additional our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year.

Our common shares are not registered under the Securities Exchange Act of 1934, as amended, and we do not intend to register our common shares under the Exchange Act for the foreseeable future, provided that we will register our common shares under the Exchange Act if we have, after the last day of our fiscal year, more than 500 shareholders or record, in accordance with Section 12(g) of the Exchange Act.  As a result, although we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act upon the effectiveness of the registration statement of which this prospectus forms a part, as long as our common shares are not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission a proxy statement and form of proxy complying with the proxy rules.  In addition, so long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act.  Section 16(a) of the Exchange Act requires executive officers and directs, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively.  Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereunder.

Furthermore, so long as our common shares are not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record.  This suspension is automatic and does not require any filing with the SEC.  In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

Our assets and operations, as well as our officers and directors, are located outside of the United States.  It is difficult to affect service of process and enforcement of legal judgments upon us and our officers and directors that relate to securities law claims.

Our assets, operation and our officers and directors are located outside of the United States. As a result, it may be difficult to effect service of process within the United States and enforce judgment of the U.S. courts obtained against us and our executive officers and directors. Particularly, our shareholders may not be able to:
•	Effect service of process within the United States on the Company or any of its executive officers and directors;
•	Enforce judgments obtained in U.S. courts against the Company based upon the civil liability provisions of the U.S. federal securities laws;
•	Enforce, in a court outside of the U.S. judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws; and
•	Bring an original action in a foreign court to enforce liabilities against the Company or any of its executive officers and directors based upon the U.S. federal securities laws.

Risks Related to Doing Business in the PRC

PRC laws and regulations governing our businesses and interpretations of such on the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions which could result in significant disruptions to our operations and/or our ability to generate revenues.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. While we have no reason to believe that our current corporate structure is in violation of any existing legal requirements, we cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If PRC law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high-tech zone, we would have to pay more taxes, which could result in reduced income.

Under PRC laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-tech zone and also qualifies as a “new or high-technology enterprise” or a “software developer enterprise.” If the PRC law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 25%, and we would be unable to obtain business tax refunds for our provision of technology consulting services. Loss of these preferential tax treatments could have a material and adverse effect on our financial condition and results of operations.

Governmental control of currency conversion may limit our ability to use future revenues effectively and may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We expect to receive substantially all of our revenues in RMB. Under our current structure, our cash receipts will be primarily derived from cash transfers from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay cash or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our common stock.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could limit our PRC subsidiaries’ ability to distribute dividends or otherwise adversely affect the implementation of our acquisition strategy.

SAFE issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in the PRC. The public notice states that if an offshore company intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice clarifying the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents had been confirmed by a Foreign Investment Enterprise Certificate prior to the issuance of the January notice, each of the PRC residents is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the offshore company. The SAFE notices do not specify the timeframe during which such registration must be completed. The PRC resident must also amend such registration form if there is a material event affecting the offshore company, such as, among other things, a change to share capital, a transfer of stock, or if such company is involved in a merger and an acquisition or a spin-off transaction or uses its assets in the PRC to guarantee offshore obligations. We have notified our shareholders who are PRC residents to register with the local SAFE branch as required under the SAFE notices. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by these SAFE notices. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to our Company.

As it is uncertain how the SAFE notices will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE notices. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations governing operators of Internet websites relating to online commerce, the distribution of internet content in China and the regulation of the telecommunications and Internet industries.  The laws may become more burdensome, and if we are found to be in violation of PRC laws and regulations, we could be subject to sanctions.

The interpretation and application of existing PRC laws and regulations, the stated positions of the main governing authority, the PRC Ministry of Industry and Information Technology, or the MIIT, and the possibility of new laws or regulations being adopted, have created significant uncertainty regarding the legality of existing and future foreign investments in, and the businesses and activities of, companies with Internet operations, including those of our company. In particular, the MIIT has stated that the activities of Internet content providers, or entities providing delivery of Internet content, are subject to regulation by various PRC government authorities, depending on the specific activities conducted by the Internet content provider. For example, we may be required to obtain an inter-provincial Internet content provider license in order to operate online businesses in multiple provinces, autonomous regions and centrally administered municipalities. In addition, PRC government regulation of the telecommunications and Internet industries is burdensome and may become even more so. New regulations could increase our costs of doing business and prevent us from efficiently delivering our services. Our failure to comply with applicable PRC Internet regulations could subject us to severe sanctions. In July 2006, the MIIT issued the Notice on Strengthening the Administration of Foreign Investment in the Operation of Value Added Telecommunication Business, or the MIIT Notice. According to the MIIT Notice, foreign investors can only operate a telecommunications business in China by establishing a telecommunications enterprise with a valid telecommunications business operation license. Domestic value-added telecommunications services license holders are prohibited from leasing, transferring or selling telecommunications business operation licenses to foreign investors in any form, and from providing any resource, sites or facilities to foreign investors to facilitate the illegal operation of a telecommunications business in China. The MIIT Notice also requires that value-added telecommunications services license holders (including their shareholders) directly own the domain names and registered trademarks used by such value-added telecommunications services license holders in their daily operations. The MIIT Notice further requires each value-added telecommunications services license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to improve network and information security, draft relevant information safety administration regulations and set up networks and information safety emergency plans. The provincial communications administration bureaus in charge of telecommunications services are required to ensure that existing value-added telecommunications services license holders will conduct a self-assessment of their compliance with the MIIT Notice and submit status reports to the MIIT before November 1, 2006. For those who are not in compliance with the requirements above and fail to rectify the noncompliance within the limited period set by provincial communications administration bureaus, the provincial communications administration bureaus may revoke their operating licenses. We have made inquiries with relevant authorities regarding the MIIT Notice and are considering modifications to certain aspects of our business structure in order to comply with these requirements.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On September 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investment or expenditure more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our RMB denominated financial assets into U.S. Dollars, as the U.S. Dollar is our reporting currency.

Risks Related to Our Stock Being Publicly Traded

Our stock price may be volatile.

We cannot predict the extent to which a trading market will develop for our common stock or how liquid that market might become. The trading price of our common stock is expected to be highly volatile as well as subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Changes in earnings estimates or recommendations by securities analysts.

•	General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our actual operating performance.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility due to various factors, some of which are beyond our control. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

You may experience substantial dilution if we raise funds through the issuance of additional equity and/or convertible securities.

We are likely to engage in equity financing in the future in order to raise funds for working capital, financing expansion efforts and/or investing in research and development. Such financing may result in a substantial dilution of your equity stake in our Company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the proposed facility acquisition on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

Our dependence on contracts;

Fluctuation and unpredictability of costs related to our products and services;

Changes in the laws of the PRC that affect our operations;

Our failure to meet or timely meet contractual performance standards and schedules;

Exposure to product liability and defect claims;

Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

Development of a public trading market for our securities;

The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.”

These risks and uncertainties, along with others, are also described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering 6,794,612 shares of our common stock offered through this prospectus. The shares represent 18.20% of the issued and outstanding shares of common stock of the Company as of June 23, 2011.

As indicated in the footnotes to the selling security holder table below, the shares held by certain of the selling security holders were issued in connection with various consulting agreements between the selling security holder and the Company, whereas shares held by the remaining investors were issued in connection with various development agreements for the Chinese market.
The information regarding beneficial ownership of our common stock is being presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.

The following table provides information regarding the beneficial ownership of our common stock held by the selling security holders as of June 23, 2011 including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 37,326,760 shares of common stock outstanding on June 23, 2011.

Name of Selling Security Holder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Security Holder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering (%)
Kenneth Yuen Sang Kwan (1)	4,001,000	500,000	3,501,000	9.3
C A Services Ltd.(2)	300,000	300,000	0	0
Auctus Holdings Limited (3)	250,000	250,000	0	0
James Ross	254,612	254,612	0	0
SOHO Capital Inc. (4)	1,500,000	750,000	750,000	2.0
Access Alternative Group S.A. (5)	375,000	375,000	0	0
Bizaim Limited (6)	250,000	250,000	0	0
Great Profits Holdings Ltd. (7)	1,170,000	710,000	460,000	1.2
Unifying Power Profits Ltd. (8)	1,500,000	1,000,000	500,000	1.3
Jay Ocean Finance Ltd. (9)	1,110,000	610,000	500,000	1.3
Sky Power Holdings Ltd. (10)	1,750,000	875,000	875,000	2.3
Ingeneous Mind Limited (11)	1,670,000	920,000	750,000	2.0
	14,130,612	6,794,612	7,336,000	19.4

(1)
Kenneth Yuan Sang Kwan is the Chief Executive Officer of the Company.  The amount listed in column 2 above includes 3,501,000 shares of the Company’s common stock owned by Mr. Kwan prior to the private placement.  Only the shares relating to the private placement and issued pursuant to the Consulting Agreement dated June 29, 2009 are being offered for resale in this prospectus.  Mr. Kwan is not an affiliate of any registered broker-dealer or other professional participants in the securities markets.

(2)
Cheng Yee Fai Fred, a Director of C A Services Ltd., has voting, dispositive and investment control over the securities held by C A Services Ltd.  which were issued pursuant to the Consulting Agreement dated June 29, 2009  C A Services Ltd. is not an affiliate of any registered broker-dealer or other professional participants in the securities markets.

(3)
Irina Novikova, the Director of Auctus Holdings Limited, has voting, dispositive and investment control over the securities held by Auctus Holdings Limited.  Auctus Holdings Limited is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(4)
PoPo Chong, an advisor of SOHO Capital Inc., has voting, dispositive and investment control over the securities held by SOHO Capital Inc. which were issued pursuant to the Consulting Agreement dated December 29, 2009  SOHO Capital Inc. is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(5)
Robert Montgomery, the President of Access Alternative Group S.A., has voting, dispositive and investment control over the securities held by Access Alternative Group S.A.  Access Alternative Group S.A. which were issued pursuant to the Consulting Agreement dated January 29, 2010 is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(6)
Sunny Wong, the President of Bizaim Limited, has voting, dispositive and investment control over the securities held by Bizaim Limited.  Bizaim Limited is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(7)
Leung Foon Ming, a Director of Great Profits Holdings Ltd., has voting, dispositive and investment control over the securities held by Great Profits Holdings Ltd.  The amount listed in column 2 above includes 460,000 shares of the Company’s common stock purchased by Great Profits Holdings Ltd. from the market.  Only the shares purchased pursuant to the private placement which were issued pursuant to the China Market Developmemt Agreement dated June 29, 2007 are being offered for resale in this prospectus.  Great Profits Holdings Ltd. is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(8)
Li Tong, a beneficial owner of the shares held by Unifying Power Profits Ltd., has voting, dispositive and investment control over the securities held by Unifying Power Profits Ltd.  The amount listed in column 2 above includes 500,000 shares of the Company’s common stock purchased by Unifying Power Profits Ltd. from the market.  Only the shares purchased pursuant to the private placement which were issued pursuant to the China Market Developmemt Agreement dated June 29, 2007 are being offered for resale in this prospectus.  Unifying Power Profits Ltd. is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(9)
Susanna Yuen Fan Leung, the President of Jay Ocean Finance Inc., has voting, dispositive and investment control over the securities held by Jay Ocean Finance Inc.  which were issued pursuant to the China Market Developmemt Agreement dated June 29, 2004.  Jay Ocean Finance Inc. is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(10)
Law Siu Ha, a Director of Sky Power Holdings Ltd., has voting, dispositive and investment control over the securities held by Sky Power Holdings Ltd.  The amount listed in column 2 above includes 875,000 shares of the Company’s common stock purchased by Sky Power Holdings Ltd. from the market.  Only the shares purchased pursuant to the private placement which were issued pursuant to the China Market Developmemt Agreement dated June 29, 2004 are being offered for resale in this prospectus.  Jay Ocean Finance Inc. is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

(11)
Michael Chan, a Director of Ingenious Mind Limited, has voting, dispositive and investment control over the securities held by Ingenious Mind Limited.  The amount listed in column 2 above includes 750,000 shares of the Company’s common stock purchased by Ingenious Mind Limited from the market.  Only the shares purchased pursuant to the private placement which were issued pursuant to the China Market Developmemt Agreement dated June 29, 2004 are being offered for resale in this prospectus.  Ingenious Mind Limited is not an affiliate of any registered broker-dealer or other professional participants in the securities markets

Except as otherwise provided above, none of the selling security holders had any position, office or other material relationship with the Company in the past three years with the Company or any of its affiliates. None of the selling security holders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling security holders will sell their shares of our common stock at a fixed price of $0.03 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	a combination of any aforementioned methods of sale; and
(g)	any other method permitted pursuant to applicable law, including compliance with SEC’s Rule 144.

In the event of the transfer by any selling security holder of his or her shares to any pledge, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling security holders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling security holder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling security holder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling security holders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

(a)	adequate current public information with respect to the issuer must be available;
(b)	restricted securities must meet a six month holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;
(c)
sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

(d)
the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

The current information requirement listed in (a) above, the volume limitations listed in (c) above and the requirement for sale pursuant to broker's transactions listed in (d) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least one year has elapsed from the date the securities were acquired from the issuer or from an affiliate.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, with a par value of $0.001 per share, and 20,000,000 shares of preferred stock with a par value of $0.001 per share. As of June 23, 2011, there were 37,326,760 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Description of Share Capital

We are a Delaware company and our affairs are governed by our Certificate of Incorporation, our By-laws and the Delaware General Corporations Law, which is referred to as the DGCL below.

The following are summaries of material provisions of our Certificate of Incorporation and By-laws, as well as the DGCL insofar as they relate to the material terms of our common stock.

Common Stock

Our Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of common stock with $0.001 par value. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the By-Laws of the Company.  The holders of our common stock are entitled to such dividends as may be declared by our board of directors subject to the DGCL.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock, with $0.001 par value. The preferred stock may be issued from time to time in one or more series. Our board of directors has the authority to determine and state the designations and the relative rights (including, if any, conversion rights, participating rights, voting rights, dividend rights, and stated, redemption and liquidation values), ranking preferences, limitations and restrictions of each series of preferred stock.

Registration Rights

None.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries.  Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

Company History

We were incorporated in the State of Delaware in June 9, 2009.  We are currently a development stage company and have not yet commenced our principal operations. We plan to commence our principal operations in China in the fourth calendar quarter of 2011 through CNTVShop.com Group Limited (“CNTVShop.com”), our wholly owned subsidiary in Hong Kong.  Our principal executive offices are located at Suite 2302, Seaview Commercial Building, 21 Connaught Road West, Sheung Wan, Hong Kong, Peoples Republic of China, PRC.  Our telephone number at this address is 852-69099119.

Business Overview

We are a China-based provider of business solutions for e-commerce, which is the buying and selling of products and services over the internet, and internet marketing through our website www.SmartCNTV.com and through our Smart CNTV eBusiness Franchise System (“Smart CNTV eBusiness”).  SmartCNTV.com is a website focused on providing a forum for small to mid-sized enterprises (SMEs) in China to market their products and services to users of the SmartCNTV.com website by hosting on-line video streams, banner advertising and hyperlinks to websites of the SMEs.  This will provide the SMEs with access to additional potential customers (the users of the SmartCNTV.com website) who otherwise may not be targeted for advertising by the SMEs. Through Smart CNTV eBusiness, we will offer front-end website design technology and back-end tech support to SMEs as well as to members of our distribution network.  The SmartCNTV.com website is not yet fully developed and is not ready for commercial launch.  The Company expects that it will be ready by the fourth calendar quarter of 2011.

We are targeting the vast SME market in China, which, according to the monthly magazine China Briefing, consists of over 42 million SMEs to provide the tools and support to help them establish and maintain strong brands.  Our targeting plan consists of working with various industry associations in order to access their membership bases, and to position our regional dealerships in such a manner as to be able to penetrate individual local markets.  We will offer cost-effective marketing solutions for enterprises that often do not have significant advertising budgets.  For example, we provide a search engine optimization tool that allows SMEs to enter keywords and descriptions of their business products and services.  This will improve the SMEs’ rankings when those keywords are used as search terms in major search engines.  By providing SMEs with options such as these, SMEs do not have to hire their own professional internet marketer in order to target online customers, and SMEs can benefit from economies of scale.

We intend to launch our services in the Guangzhou region as our base of operations.  Guangzhou is the third largest city in China and a key transportation hub and trading port, located on the Pearl River, and is one of China’s leading manufacturing regions.  Once we have established our operations in Guangzhou, we intend to focus on a market penetration strategy that will focus in areas designated as economic districts or industrial corridors for international trade and commerce.  We will be targeting the following provinces after our successful launch in Guangzhou due to high populations and therfore, many potential customers for our SME users:

Guangdong area	- Population 100 million.
Sichuan	- Population 110 million
Fujian	- Population 35 million
Hunan	- Population 62 million
Beijing area	- Population 30 million
Jiangsu/Shanghai	- Population 90 million
Zhejiang	- Population 50 million
Shandong	- Population 83 million
Liaoning	- Population 40 million
Jilin	- Population 25 million

Products and Services

Our products and services operate on the ChinaCNTV.com website.  ChinaCNTV.com is an internet portal formed under the jurisdiction of China National Cultural Research Bureau and China Arts and Culture Promotion Bureau.  The website is licensed to operate as an inter-media, inter-network and full-motion video service platform.  The two governing bureaus control and sponsor six other official internet portals and three magazines of the State, including China Health Magazines, Charming China Magazines, Journal of China’s National Conditions, China National Mid-West website www.nationmidwest.com, China National Education website www.edude.net, China National Acting & Performing Art website www.china-show.com, China National Culture website www.nationculture.com, China National Cultural Research website www.cnnc.info and China National Animation website www.nccomic.com.

SmartCNTV.com. ChinaCNTV’s commercial channel, the SmartCNTV.com website, is a global online trade and investment exchange for SMEs. It endeavors to help global businesses connect with SMEs in China by facilitating interaction and information exchange for all members.  SmartCNTV.com is not yet fully developed, but we have the exclusive right to construct and operate this channel within ChinaCNTV.com.  As the exclusive commercial channel at ChinaCNTV.com, we believe SmartCNTV.com will be in unique position to bridge the information gap between Chinese SMEs and other global businesses by allowing China-based SMEs to market their products and services to users of the SmartCNTV.com website by hosting on-line video streams, banner advertising and hyperlinks to websites of the SMEs.  This will provide the SMEs with access to additional potential customers (the users of the SmartCNTV.com website) who otherwise may not be targeted for advertising by the SMEs.

Smart CNTV eBusiness Franchise System.  We offer our e-marketing solution package through Smart CNTV eBusiness, which includes high quality website design templates, web design tools, built-in database and image library, media manager and secured member areas.

Through the website rebranding feature of Smart CNTV eBusiness called “white labeling”, an SME can create its own virtual online franchise system of websites, with different domain names and website banners, by rebranding its own website and allowing its resellers to duplicate the design across all franchise sites.   This allows resellers and distributors to sell products through websites that contain the names of the resellers or distributors at very little cost to the resellers.  The websites have a built-in sales page with order history and payment options by PayPal, which is an online payment processing system for online vendors, auction sites and other commercial users.  The websites also have a referral feature which allow members to earn commission through referrals to other business on members’ websites.  Our services help SMEs promote themselves through business marketing, conferences, road shows and training

Smart CNTV eBusiness also provides the ability of members to increase advertisement revenues in several ways.  Enrolling in the built-in Google Adsense application enables text, image and video advertisements, which are administered by Google, to appear on members’ websites, thereby generating revenue on either a per-click or per-impression basis.  Advertising revenue may also be generated by the built-in Click Bank Hot Ad application, which is a pay-per-sale system offered by ClickBank.com.  Through this program, members earn commissions through referral sales generated by advertisements which appear on members’ websites.  Members can earn advertising fees by displaying customers’ banners, which is the image display on a website.

The service will provide our members the following capabilities:

•	Global IP Video Telecommunication System – an internet telephone communication system which is capable of full audio and video transmissions for real-time communication on a one-on-one basis;
•	Global IP Video On Demand System – an audio and video streaming system which allows users to select, watch and listen to video or audio content on demand;
•	Global Point to Point Video Surveillance System – an internet video surveillance system which combines high quality cameras and surveillance software for managing networks for video cameras;
•	Global Video Conferencing – a set of interactive telecommunication technologies allowing two or more locations to interact via video and audio transmissions;
•	Global IP Video Stream Broadcasting System – a small, portable kit for broadcasting real-time audio and video using mobile phone networks;
•	Global Call Center – a large-scale international call center system;
•
Online Third Party Payment System – an online system for processing payments which guarantees the safety of online business transactions by not releasing any payments to any party until the transaction is fulfilled;

•	3D Animation Exhibition System - system that allows viewing of 3 dimensional video online.
•	Online Third Party Payment System – a system capable of generating accurate three dimensional displays;
•
IP-VPN Service – a virtual private network (VPN) which uses public telecommunication infrastructure, such as the internet, to provide remote offices or individual users secure access to an organization’s network;

•
GPS ONE Service – a service which plots the location of cellular telephones relaying locations to emergency dispatches with greater accuracy than traditional GPS systems in areas where satellite reception is problematic due to buildings or terrain;

•
Terminal for 3G Mobility and other Wireless Connection Services – a service which converts 3G mobility signals to WIFI signals, thereby enabling multiple computers to connect to the internet without cable or broad band.

Sales and Distribution

We will sell our online marketing services through our distribution network.  Our distribution network will be comprised of Regional Dealerships and Reseller Members.  Through our operating subsidiary, CNTVShop.com, the Company plans to establish Regional Dealerships in selected provinces and major cities in China.  These Regional Dealerships will be established as joint ventures responsible for recruiting and training Reseller Members to market the Company’s products and services within the local region.  Our China market development consultants will identify parties suitable for such joint ventures, and our executive team will negotiate and enter into joint venture agreements with the parties.  Each Regional Dealership will have an exclusive right to market our products and services in its respective region.  The Company will provide all necessary technological, training and database support.  In return, the Company will receive royalties for the technology and support and also share in the profits of the Regional Dealerships, in addition to receiving a one-time fee of $10,000.  Local joint venture partners will be responsible for providing the required minimum capitalization of $150,000.  Funds from capitalization will be used by the Regional Dealership to cover operational activities such as: business registration, local license application, ongoing website maintenance, hiring of local staff and recruiting of reseller members etc.  We have not yet established any Regional Dealerships, but we have targeted establishing five Regional Dealerships in 2012.  Due to potential difficulties in establishing the Regional Dealerships, such as recruitment, market acceptance, general economic conditions, and a need for a capital injection of at least $150,000 by each Regional Dealership, it is uncertain whether this goal will be achieved.

Reseller Members will be the direct sales force that will help direct web traffic to our SmartCNTV.com website, as well as sign up new Corporate Members to use our products and services.  The Reseller Members will be recruited by the Regional Dealerships through direct recruiting, referrals, registration and word of mouth.  The Reseller Members will be charged a one-time set up fee and an annual licensing fee of $500.  Alternatively, Reseller Members can buy a 10 year package for $2,500.  Reseller Members will receive 10% referral fees for signing up other Reseller Members as well as receiving 10% commissions for signing up new Corporate Members.  The Company will provide Reseller Members the template and technology for front-end website design, which will enable each Reseller Member to create a unique website targeted to the local market.  Normal costs in the creation of the website far exceed the $500 annual licensing fee.  This website will be linked to the SmartCNTV.com website, or at the option of the Reseller Member (and for an additional membership fee), linked to the website of one or more Corporate Members.  Retention of Reseller Members will depend on their ability to recover their initial investment within a relatively short time after enrollment.

Corporate Members will be SMEs that desire to increase their exposure through the efforts of our Reseller Members, listing on the SmartCNTV.com website and our technological and e-marketing support.  SMEs typically lack the technological expertise and significant marketing budgets usually required to advertise their products and services.  Our goal is to provide low cost but effective online marketing services by leveraging the local market expertise of the Reseller Members and our technological expertise.  Corporate Members will typically pay a one-time fee of $10,000 to become a member.  Benefits of membership will include an upgrade and redesign of the Corporate Member’s website, a link to the Corporate Member’s website on our SmartCNTV.com site, and ongoing online marketing and technological support by our staff.

Competition

The internet marketing and ecommerce industry in China is rapidly evolving and highly competitive.  Our primary competitors include China based and U.S. based internet competitors.  We compete with these entities for both users and customers on the basis of user traffic, quality and quantity of search results, availability and ease of use of our products and services and the number of customers.  We also face competition from traditional advertising media.

Chinese Internet Companies.  Chinese internet portals such as Baidu, Sohu, Netease, Alibaba and Tencent offer a broad range of online services, including online marketing and ecommerce services.  Each of these companies has generated significant traffic, a loyal user base and a large and broad customer base.  These portals have widely recognized brand names in China and have greater financial resources than we do.

U.S.-based Internet Search Providers.  U.S.-based internet search providers such as Google and Microsoft have a strong global presence, well-established brand names, more users and customers and significantly greater financial resources than we do.

Other Advertising Media.  Other advertising media, such as newspapers, yellow pages, magazine, billboards and other forms of outdoor media, television and radio, compete for a share of our customers’ marketing budgets.

Technology

China eMedia has developed a series of internet technologies and applications to serve SMEs based on the Microsoft Windows platform and the Microsoft SQL database.  We focus on eCommerce, internet marketing, related technologies and applications development.  We have developed over 20 applications for businesses focused on internet marketing, sales side customer relationship management and online supplier and reseller networking.

Our main product is the Smart CNTV eBusiness Franchise System, which consists of many featured modules - including Email Promoter, unlimited web pages, sales pages and Ecommerce Online Store, which is a website on which internet sellers post products or services and on which buyers can place orders for such products and services online. We believe the Smart CNTV eBusiness Franchise System is commercially marketable because a similar system has been used successfully in Canada. The system has been fully developed and is ready for commercial launch in China as soon as the Regional Dealerships are established.  The system contains built-in tools which help generate income for members, such as Google Adsense, Click Bank, and SmartCNTV, etc.  The following is a list of the most commonly used features:

1.	Website Rebranding:
Through this feature, an SME can rebrand its own website and allow the formation of duplicated sites to have their own individual identity (using different domain names and website banners) creating a SME’s own virtual online franchise system.

2.	Built-In Google Adsense:
A Google Adsense module is built into every SME’s website.  Adsense is a program run by Google, Inc. that allows enrolled members to enable text, image and video advertisements on their websites.  The advertisements are administered by Google, which pays SME members on either a per-click or a per-impression basis for each advertisement.

3.	Built-In Click Bank Hot Ad:
Built-in Click Bank Hot Ad is a pay-per-sale system offered by ClickBank.com which advertises thousands of products, services and opportunities.  SME members can earn commissions on referrals to advertised products and services for advertisements members allow to appear on their websites.

4.	Built-In SmartCNTV Affiliate Network & SmartCNTV referral program:
Through the SmartCNTV Affiliate Network and referral program, SMEs can earn referral commissions by referring members or businesses to other affiliates.

5.	Built-In Image Rotator:
Through the Built-In banner ad rotator, SMEs can upload their own ad banners to earn banner ad fees.

6.	Built-In Sales Page with Order History andPaypal payment gateway:
SMEs can use their Paypal accounts, images and contents to sell product or service online.

7.	Built-In Member Sign Up Page with Member List:
Through the Built-In member opt-in page SMEs and their rebranded sites can create their own membership sign up page.

Regulation

The PRC government extensively regulates the telecommunications industry, including the internet sector. The State Council, the Ministry of Industry and Information Technology of the People’s Republic of China (“MIIT”) and other relevant government authorities have promulgated an extensive regulatory scheme governing internet-related services. This section summarizes the principal PRC laws and regulations relating to our business.

China’s internet industry and online advertising market are at an early stage of development. There are substantial uncertainties regarding the interpretation and application of existing or proposed PRC laws and regulations. We cannot assure you that the PRC regulatory authorities would find that our corporate structure and our business operations comply with PRC laws and regulations. If the PRC government finds us to be in violation of PRC laws and regulations, we may be required to pay fines and penalties, obtain certain licenses or permits and change, suspend or discontinue our business operations until we comply with applicable PRC laws and regulations.

Under PRC laws and regulations, a foreign-invested enterprise may enjoy preferential tax benefits if it is registered in a high-tech zone and qualifies as a “new or high-technology enterprise” or a “software developer enterprise.”  Such companies pay lower taxes under the preferential treatment.  If the preferential tax benefits are phased out, such companies will be affected by an increase in taxes.   All of our Regional Dealerships, however, will be Chinese domestic companies, and we therefore believe a phase-out of the preferential tax benefit will have no material affect on the Regional Dealerships.

In order to conduct our business operations in China, certain licenses are required, such as business licenses and local permits to operate businesses.  The Company does not currently maintain any such licenses.  The Regional Dealerships will be responsible for obtaining the licenses necessary to conducts business operations.  Obtaining these licenses requires a simple application to local regulatory authorities and is common to all Chinese businesses.

Regulations on Value-Added Telecommunications Services and Internet Content Services

In September 2000, the State Council promulgated the Telecommunications Regulations, or the Telecom Regulations. The Telecom Regulations categorize all telecommunications businesses in the PRC as either basic or value-added internet content services, or ICP services, are classified as value-added telecommunications businesses. Under the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT or its provincial level counterparts.

In September 2000, the State Council issued the Administrative Measures on Internet Information Services, or the Internet Measures. According to the Internet Measures, commercial Internet Content Provider (“ICP”) service operators must obtain an ICP license from the relevant government authorities before engaging in any commercial ICP operations within the PRC. In November 2000, the MIIT promulgated the Internet Electronic Messaging Service Administrative Measures, or the BBS Measures. BBS services include electronic bulletin boards, electronic forums, message boards and chat rooms. The BBS Measures require ICP operators to obtain specific approvals before providing BBS services.  ChinaCNTV.com holds all necessary licenses and approvals under the Internet Measures and the BBS Measures to operate as an internet content providers.  Once established, our regional dealerships will be required to obtain licenses and approvals, but we do not believe they will face any extraordinary challenges in obtaining them.

In December 2001, the MIIT promulgated the Administrative Measures for Telecommunications Business Operating License, or the Telecom License Measures. In March 2009, the MIIT issued a revised Telecom License Measures, which took effect on April 10, 2009. The Telecom License Measures set forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. For example, an ICP operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an ICP operator providing the same services in one province is required to obtain a local license.  We believe that the Telecom License Measures will not apply to us and shall have no effect on our operations because we are not in the business of providing telecommunications services.

National security considerations are an important factor in the regulation of internet content in China. The National People’s Congress, the PRC’s national legislature, has enacted laws with respect to maintaining the security of internet operation and internet content. According to these laws, as well as the Internet Measures, violators may be subject to penalties, including criminal sanctions, for internet content that:

•	opposes the fundamental principles stated in the PRC constitution;

•	compromises national security, divulges state secrets, subverts state power or damages national unity;

•	harms the dignity or interests of the state;

•	incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

•	undermines the PRC’s religious policy or propagates heretical teachings or feudal superstitions;

•	disseminates rumors, disturbs social order or disrupts social stability;

•	disseminates obscenity or pornography, encourages gambling, violence, murder or fear or incites the commission of a crime;

•	insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

•	is otherwise prohibited by law or administrative regulations.

ICP operators are required to monitor their websites, including electronic bulletin boards. They may not post or disseminate any content that falls within these prohibited categories and must remove any such content from their websites.

The PRC government may shut down the websites of ICP license holders that violate any of the above-mentioned content restrictions and revoke their ICP licenses.

Restrictions on Foreign Ownership in Value-Added Telecommunications Services

According to the Provisions on Administration of Foreign Invested Telecommunications Enterprises, or the FITE Provisions, promulgated by the State Council in December 2001 and amended in September 2008, the ultimate foreign equity ownership in a value-added telecommunications services provider must not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements must obtain approvals from the MIIT and the Ministry of Commerce (or the Ministry of Commerce’s authorized local counterparts), which retain considerable discretion in granting approvals. According to publicly available information, the PRC government has issued telecommunications business operating licenses to only a limited number of foreign invested companies, all of which are Sino-foreign joint ventures engaging in the value-added telecommunication business.

In July 2006, the MIIT issued the Notice of the MIIT on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services. This notice prohibits domestic telecommunication services providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this notice, either the holder of a value-added telecommunication business operating license or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The notice further requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunication service providers are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the notice and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holders, including revoking their valued-added telecommunication business operating licenses.

Regulations on Advertisements

The PRC government regulates advertising, including online advertising, principally through the State Administration for Industry and Commerce, although there are no national PRC laws or regulations specifically regulating online advertising business. Under the Rules for Administration of Foreign Invested Advertising Enterprise, promulgated by the State Administration for Industry and Commerce and the Ministry of Commerce in March 2004 and amended in October 2008, foreign investors are permitted to own equity interests in PRC advertising companies. However, foreign investors in wholly foreign-owned and joint venture Chinese advertising companies are required to have at least three years and two years, respectively, of direct operations in the advertising industry outside of China. Since we have not been involved in advertising outside of China for the required number of years, we cannot hold direct equity interests in PRC companies engaged in advertising business. We conduct our online advertising business through our wholly-owned subsidiary in Hong Kong, CNTVShop.com Group Ltd.

On November 30, 2004, the State Administration for Industry and Commerce issued the Administrative Regulations for Advertising Operation Licenses, taking effect as of January 1, 2005, granting a general exemption to enterprises (other than radio stations, television stations, newspapers and magazines, non-corporate entities and other entities specified in laws or administrative regulations) from the previous requirement to obtain an advertising operation license in addition to a business license. We conduct our online advertising business through ChinaCNTV which holds the necessary PRC business licenses which include the license to engage in online advertising.

Advertisers, advertising operators and advertising distributors are required by PRC advertising laws and regulations to ensure that the contents of the advertisements they prepare or distribute are true and in full compliance with applicable laws and regulations. In addition, where a special government review is required for certain categories of advertisements before publishing, the advertisers, advertising operators and advertising distributors are obligated to confirm that such review has been performed and that relevant approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the State Administration for Industry and Commerce or its local branches may force the violator to terminate its advertising operation or even revoke its business license. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties.

Dividend Distribution

The principal laws and regulations governing dividend distributions by wholly foreign owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign Owned Enterprise Law (1986), as amended;

•	Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended;

•	PRC Enterprise Income Tax Law (2007); and

•	Implementation Rules of the PRC Enterprise Income Tax Law (2007).

Under these laws and regulations, wholly foreign owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Transfer Agent

The transfer agent for our common stock will be Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO, 80209 (phone number: 303-282-4800).

Property

Our principal executive offices are located on premises comprising approximately 2,000 square feet in Hong Kong, China. We believe that we will be able to obtain adequate facilities, principally through the leasing of appropriate properties, to accommodate our future expansion plans.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.  The Company’s property is not the subject of any pending legal proceedings.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the Over The Counter Bulletin Board (“OTCBB”) upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the OTCBB, or if traded, that a public market will materialize.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of June 23, 2011, we had 18 holders of record of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware General Corporations Law, however, does prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

*	we would not be able to pay our debts as they become due in the usual course of business; or

*
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

This discussion and analysis should be read in conjunction with our financial statements and accompanying notes, which are included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. Operating results are not necessarily indicative of results that may occur in future periods. When used in this discussion, the words “believes”, “anticipates”, “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors, as we discuss under the caption “Risk Factors” and elsewhere in this prospectus, which could materially and adversely affect us and our actual results. As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. Except as required by applicable law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Overview

China eMedia Holdings Corp. is a Delaware corporation formed in June 2009 and is headquartered in the PRC. We are a development-stage company that provides internet marketing solutions to small to mid-size enterprises (“SMEs”) within the PRC. We plan to market a number of internet related services through our exclusive license agreement with ChinaCNTV.com and build a trained and organized network of marketers with exemplified strength in the PRC.

Plan of Operation

Over the next twelve months, we intend to (i) roll out the SmartCNTV.com website and our online shopping mall, (ii) establish the first round of Regional Dealerships in the Guangzhou region, Shenzhen and Shan Dong Province, and (iii) conduct an aggressive online marketing campaign for our products and services.  The marketing plan includes major search engine pay-per-click sponsored ads, targeted banner ads and an email campaign.  The Company believes that such an aggressive marketing campaign should significantly increase the amount of traffic direct to our website.

To date we have completed the roll out of SmartCNTV.com as well as our online shopping mall.

We are currently in the process of negotiating with various potential parties to joint ventures in order to establish the Regional Dealerships.   A prospect Regional Dealer located in Shan Dong has entered into a Letter of Intent with us and we are working on finalizing our joint venture plans with this prospect by December 31, 2011. During the second half of calendar 2011, we will be concentrating our effort in establishing the first round of Regional Dealerships.   There are no significant costs associated with searching and signing up parties to become our Regional Dealers, as our China market development consultants will be responsible in liaising with bonafide prospects and will perform on our behalf through the first round of negotiation.  Our costs will be limited to travelling and accommodation costs after we have a solid possible Regional Dealer prospect in place. The aggressive online marketing campaign will be carried out by Regional Dealerships as part of their marketing plan.

We expect to have five Regional Dealerships in place within 2012. After the signing up of Regional Dealerships, we will be going forward with an aggressive online marketing campaign to recruit corporate and consumer members.  These actions will be carried out by the Regional Dealerships as part of their costs.  Our model is to provide a complete rebrand website with products and services in exchange for shares, royalty payments and a profit sharing program.  Our Regional Dealership will be providing all the necessary funding required for capitalization and working capital purposes. For setting up beyond five Dealerships, we will require public funding as it will be simpler and more efficient to establish these Dealerships ourselves in our chosen locations and sell our interests to local investors once they are established.

Once the first Regional Dealership in Shan Dong is established, the Company plans to expand into Shenzhen, Guanzhou and other populous regions throughout China. These Regional Dealerships, once established, will be responsible for carrying out our principal operations in China. The working capital requirements for the next twelve months for the Company will be limited to professional fees, web development, and traveling expenses which we do not expect to exceed $100,000.

We currently do not have sufficient funds to implement all our planned activities and will require additional financing.  With adequate funding we believe that we will be well positioned to fully execute our business plan.  Once the Company is a public reporting issuer, we are planning to raise an additional $1 million through a private offering of our common stock.  Prior to this, our directors intend to provide short term, non-interest bearing advances to cover operating costs.

Results of Operations for the period from inception (June 9, 2009) to May 31, 2010

We are considered a development stage company as the majority of our time and efforts have been spent on raising financing and no revenues have been earned as planned principal operations have not yet commenced. Therefore during the period from inception to May 31, 2010, we have only incurred operating expenses for consulting services, professional fees and general and administrative fees for a total net loss of $175,237.

Our expenses for the period from inception to May 31, 2010 were mainly stock-based compensation for consulting services rendered. Consulting services included:

•
Financial: Assisting the Company with respect to corporate governance, investor relations initiatives, financial matters, operating in China, market making initiatives and management of the Company in complying with all securities and exchange regulations in regards to the filing of our prospectus and additional securities filings

•	General: Assisting the Company in IT Technology initiatives, its marketing initiatives and management of the Company in implementation of its business plans
•
IT and Software Development: Assisting and advising the Company with all IT Solution related matters including but not limited to a Rebrand Platform (“Platform”) to assist private enterprises to promote and market their respective products and services over the Internet.  This Platform includes but not limited to the followings: the necessary software; rebrand system; membership database; shopping mall system; promotional bonus system.

•
China Market Development Agreements: Assisting with identifying, negotiating and signing up Regional Dealerships in China.  Our target is to establish a minimum of 15 Regional Dealerships in China within three years. Our consultants will assist and advise the Company with its business initiatives with respect to China matters, its marketing initiatives and assist management of the Company in implementation of its business plans in China.

We also incurred $35,407 in professional fees, which mainly related to audit, accounting and legal fees incurred in order to begin the process of becoming a publicly listed entity.

Results of operations for the three and nine months ended February 28, 2011

Our expenses were limited during the three and nine months ended February 28, 2011.  We incurred a net loss of $114,375 and $360,583 for the three and nine months ended February 28, 2011.  Approximately $284,121 of the $360,583 loss for the nine months period ended February 28, 2011 was mainly due to the amortization of our stock-based compensation for services provided over the periods.  During this period, we also incurred $57,849 in professional fees, which mainly related to audit, accounting and legal fees incurred in order to begin the process of becoming a publicly listed entity. The remaining expenses of $18,613 were incurred as a result of website development costs ($15,000 is attributed to Smartcntv.com and our rebrand system and the remaining $3,613 is attributed to travel expenses for our management team between North America, Hong Kong and China).

Liquidity and Capital Resources

As of June 23, 2011, the Company has no cash balance.  The Company does not have sufficient funds to finance its expenses over the next twelve months.  The Company raised $26,696 in a private placement held on March 29, 2010, the proceeds of which were used to pay for professional fees.  There can be no assurance that additional capital will be available to the Company.  The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources.  Since the Company has no such arrangements or plan currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

It is anticipated that for the ensuing twelve months, we will require a total of $100,000 to cover our operating expenses.  Details are as follows:

•	accounting and audit ($20,000),
•	legal ($25,000),
•	traveling ($25,000),
•	maintenance of our websites ($15,000)
•	upgrade of our e-commerce and internet marketing solutions ($15,000).

The $100,000 capital requirements will be obtained through advances from directors’ as required.  Once the Company is a public reporting issuer, we are planning to raise an additional $1 million through a private offering of our common stock.  Prior to this, our directors intend to provide short term, non-interest bearing advances to cover operating costs.

We expect to set up our first five Regional Dealerships within 2012.  Each Regional Dealership will be responsible for its own capital requirements at start up as required by regulations governing China domestic registered companies which is estimated to be RMB 1 Million each (+/- US$150,000).  All capital requirements will be the responsibility of the China Regional Dealerships.  No significant funding is required by the Company unless it establishes Regional Dealerships without a local operator, which it does not intend to do.  As such, the earliest time at which the Company would require significant capital funding would be 2013.

Our consolidated financial statements have been prepared assuming the Company will continue on a going concern basis.  The ability of the Company to continue as a going concern depends upon its ability to develop profitable operations and to continue to raise adequate financing.  Management is actively targeting sources of additional financing to provide continuation of the Company’s operations.  In order for the Company to meet its liabilities as they come due and to continue in operations, the Company is solely dependent upon its ability to generate such financing.

There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet its obligations.  Additional funds will be obtained through advances from directors and shareholders. Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in the consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Balance Sheets
 (Expressed in United States Dollars)

	As Of 28 February 2011 (Unaudited)	As Of 31 May 2010 (Audited)
ASSETS
Current Assets
Prepaid expenses	$-	$10,807
Total Assets	$-	$10,807

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$-	$-
Advances from director	88,106	22,451
Total Liabilities	88,106	22,451

Stockholders' Deficit
Preferred stock, $0.001 par value, Authorized 20,000,000; none issued and outstanding	-	-
Capital stock, $0.001 par value; Authorized 150,000,000; issued and outstanding 37,326,760	37,327	37,327
Additional paid-in capital	1,053,613	1,053,613
Deferred stock-based compensation	(643,226)	(927,347)
Deficit accumulated during the development stage	(535,820)	(175,237)
Total Stockholders' Deficit	(88,106)	(11,644)
Total Liabilities and Stockholders' Deficit	$-	$10,807

The accompanying notes are an integral part of these consolidated financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statements Of Operations And Comprehensive Loss
 (Expressed in United States Dollars)
(Unaudited)

	For The Three Months Ended 28 February 2011	For The Three Months Ended 28 February 2010	For The Nine Months Ended 28 February 2011	For The Period From Inception (9 June 2009) To 28 February 2010	For The Period From The Date Of Inception (9 June 2009) to 28 February 2011
EXPENSES
Stock-based compensation	$94,707	$28,580	$284,121	$59,742	$419,736
Professional fees	10,987	7,726	57,849	11,437	93,256
General and administrative	8,681	-	18,613	4,215	22,828
TOTAL OPERATING EXPENSES	114,375	36,306	360,583	75,394	535,820
LOSS FROM OPERATIONS	(114,375)	(36,306)	(360,583)	(75,394)	(535,820)
NET LOSS AND COMPREHENSIVE LOSS	$(114,375)	$(36,306)	$(360,583)	$(75,394)	$(535,820)

LOSS PER WEIGHTED NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	$(0.00)	$(36.31)	$(0.01)	$(75.39)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	37,326,760	1,000	37,326,760	1,000

The accompanying notes are an integral part of these consolidated financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statements Of Cash Flows
 (Expressed in United States Dollars)
(Unaudited)

	For The Nine Months Ended 28 February 2011	For The Period From Inception (9 June 2009) To 28 February 2010	For The Period From The Date Of Inception (9 June 2009) to 28 February 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(360,583)	$(75,394)	$(535,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock at inception	-	1	1
Amortization of stock-based compensation	284,121	59,742	419,736
Acquisition of subsidiary	-	1,281	1,281
Changes in operating assets and liabilities:
Prepaid expenses	10,807	(34,818)	-
Accounts payable and accrued liabilities	-	-	-
CASH FLOWS USED IN OPERATING ACTIVITIES	(65,655)	(49,188)	(114,802)
CASH FLOWS FROM INVESTING ACTIVITIES	-	-	-
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from director	65,655	22,492	88,106
Issuance of common stock	-	26,696	26,696
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	65,655	49,188	114,802
NET CHANGE IN CASH	-	-	-
CASH BEGINNING OF PERIOD	-	-	-
CASH, END OF PERIOD	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

1.	ORGANIZATION AND NATURE OF OPERATIONS

China eMedia Holdings Corporation (“CEMHC” or the “Company”) was incorporated in the State of Delaware on 9 June 2009.  The Company is a development stage company whose principal line of business is providing internet marketing products and services for small and medium entrepreneurs with emphasis in the China market.

2.	BASIS OF PRESENTATION

The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), include the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiary, CNTVShop.com Group Limited (“CNTV”). All significant intercompany transactions and balances have been eliminated upon consolidation.

The Company has not earned any revenue from limited principal operations and accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standard Codification (“ASC”) 915 Accounting and Reporting by Development Stage Enterprise. Among the disclosures required by ASC 915 are that the Company’s consolidated financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activities since the date of the Company’s inception.

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the Securities Exchange Commission (“SEC”) instructions to article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three and nine month periods ended 28 February 2011 are not necessarily indicative of the results that may be expected for the year ending 31 May 2011. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended 31 May 2010 included in the Company’s Form S-1, as filed with the SEC on 10 September 2010.

3.	GOING CONCERN

These consolidated financial statements have been prepared assuming the Company will continue on a going concern basis.  The ability of the Company to continue as a going concern depends upon its ability to develop profitable operations and to continue to raise adequate financing.  Management is actively targeting sources of additional financing to provide continuation of the Company’s operations.  In order for the Company to meet its liabilities as they come due and to continue in operations, the Company is solely dependent upon its ability to generate such financing.

There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet its obligations.  Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in these financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Notes to the Consolidated Financial Statements
 (Expressed in United States Dollars)

4.	ADVANCES FROM DIRECTOR

The advances from director are unsecured, non-interest bearing and due on demand.

5.	SUPPLEMENTAL CASH FLOW INFORMATION

During the period from inception to 31 May 2010, there were no interest or taxes paid by the Company.

6.	SUBSEQUENT EVENTS

Events that have occurred subsequent to 28 February 2011 have been evaluated through the date of this report. There have been no subsequent events that occurred during such period that would require disclosure in these consolidated financial statements or would be required to be recognized in the financial statements as of or for the nine months then ended 28 February 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of China eMedia Holdings Corporation

We have audited the accompanying consolidated balance sheet of China eMedia Holdings Corporation (A Development Stage Company) as of May 31, 2010 and the related consolidated statement of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the period from the date of inception on June 9, 2009 to May 31, 2010. China eMedia Holdings Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China eMedia Holdings Corporation (A Development Stage Company) as of May 31, 2010 and the results of its operations and its cash flows for the period from the date of inception on June 9, 2009 to May 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has a working capital deficiency, is in the development stage with no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DNTW Chartered Accountants, LLP
Licensed Public Accountants

Markham, Canada
1 September 2010

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Balance Sheet
As of 31 May 2010
(Expressed in United States Dollars)

ASSETS
Current Assets
Prepaid expenses	$10,807
Total Assets	$10,807

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$-
Advances from director	22,451
Total Liabilities	22,451

Stockholders' Deficit
Preferred stock, $0.001 par value, Authorized 20,000,000; none issued and outstanding	-
Capital stock, $0.001 par value; Authorized 150,000,000; issued and outstanding 37,326,760	37,327
Additional paid-in capital	1,053,613
Deferred stock-based compensation	(927,347)
Deficit accumulated during the development stage	(175,237)
Total Stockholders' Deficit	(11,644)
Total Liabilities and Stockholders' Deficit	$10,807

The accompanying notes are an integral part of these consolidated financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Operations And Comprehensive Loss
For The Period From The Date of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

EXPENSES
Consulting	$135,615
Professional fees	35,407
General and administrative	4,215
TOTAL OPERATING EXPENSES	175,237
LOSS FROM OPERATIONS	(175,237)
NET LOSS AND COMPREHENSIVE LOSS	$(175,237)

LOSS PER WEIGHTED NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	$(0.01)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	7,183,216

The accompanying notes are an integral part of these consolidated financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Stockholders’ Deficit
For The Period From The Date of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Deferred Stock-Based Compensation	Deficit Accumulated During The Development Stage	Total Stockholders' Deficit
Balance 9, June 2009	-	$-	$-	$-	$-	$-
Issuance of common stock at inception	1,000	1	-	-	-	1
Issuance of common stock for cash	26,696,148	26,696	-	-	-	26,696
Issuance of common stock for services	10,619,612	10,620	1,052,342	(927,347)	-	135,615
Issuance of common stock on acquisition of subsidiary	10,000	10	1,271	-	-	1,281
Net loss	-	-	-	-	(175,237)	(175,237)
Balance, 31 May 2010	37,326,760	$37,327	$1,053,613	$(927,347)	$(175,237)	$(11,644)

The accompanying notes are an integral part of these consolidated financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(175,237)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock at inception	1
Amortization of stock-based compensation	135,615
Acquisition of subsidiary	1,281
Changes in operating assets and liabilities:	-
Prepaid expenses	(10,807)
Accounts payable and accrued liabilities	-
CASH FLOWS USED IN OPERATING ACTIVITIES	(49,147)
CASH FLOWS FROM INVESTING ACTIVITIES	-
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from director	22,451
Issuance of common stock	26,696
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	49,147
NET CHANGE IN CASH	-
CASH BEGINNING OF PERIOD	-
CASH, END OF PERIOD	$-

The accompanying notes are an integral part of these consolidated financial statements.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS AND ORGANIZATION

Nature of Operations

China eMedia Holdings Corporation (“CEMHC” or the “Company”) was incorporated in the State of Delaware on 9 June 2009 and established a year end of May 31, 2010.  The Company is a development stage company whose principal line of business is providing internet marketing products and services for small and medium entrepreneurs with emphasis in the China market.

Acquisition of CNTVShop.com Group Limited

On 1 August 2009, the Company entered into a Share Exchange Agreement (the “Agreement”) and issued 10,000 shares of common stock of the Company in exchange for 100% of the issued and outstanding shares of common stock of CNTVShop.com Group Limited (“CNTV”), a company incorporated in Hong Kong, resulting in CNTV becoming a wholly-owned subsidiary of the Company.  Prior to the Agreement, CNTV was an inactive company with no transactions recorded to date except for the shares of common stock issued on inception. Since CNTV has no assets or liabilities and was an inactive company, the fair value of the net assets was determined to be $1,281, representing the value of the incorporation costs and the consideration given for the issuance of 10,000 shares of common stock of the Company.

CNTV was originally formed by Mr. Joe Kai Lun Ng, the Chairman and director of the Company, and Mr. Chang Zhong Ge, a director of the Company, in order to carry out negotiations with ChinaCNTV (an entity legally organized under the Law of China) for the purchase of the exclusive right to construct and operate the only Business Community Network Channel (the “Channel”) under the network ChinaCNTV.com. In October 2009, CNTV and ChinaCNTV entered into a Purchase Agreement (the “Purchase Agreement”) for CNTV to obtain the exclusive right to construct and operate the Channel which will consist of the only Shopping Portal allowed within the ChinaCNTV.com network as well as the on location franchise stores in China and a membership structure, both designed to support the Shopping Portal. There was no consideration paid to purchase this right.  ChinaCNTV will provide technological and operational support to enhance the operational competitiveness of the Channel exclusively to CNTV. In return, CNTV will launch the Channel and undertake to promote the Channel and expand ChinaCNTV’s presence globally, ensuring all members of the Channel automatically become members of ChinaCNTV.com, as well as assisting ChinaCNTV to seek equity funding and technical innovative supports outside of China in the future with the Company’s consulting team in place.

Mr. Chang Zhong Ge is the Chief Executive Officer of ChinaCNTV.com.  Mr. Joey Kai Lun Ng is the Honorary Chair of ChinaCNTV.com, but does not currently hold any executive office.  Prior to the Agreement, Mr. Ng and Mr. Ge were shareholders and directors of CNTVshop.com Group Ltd, but they were not shareholders or directors of the Company at that time.

2.	BASIS OF PRESENTATION

The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), include the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiary, CNTVShop.com Group Limited (“CNTV”). All significant intercompany transactions and balances have been eliminated upon consolidation.

The Company has not earned any revenue from limited principal operations and accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standard Codification (“ASC”) 915 Accounting and Reporting by Development Stage Enterprise. Among the disclosures required by ASC 915 are that the Company’s consolidated financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activities since the date of the Company’s inception.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

3.	GOING CONCERN

These consolidated financial statements have been prepared assuming the Company will continue on a going concern basis.  The ability of the Company to continue as a going concern depends upon its ability to develop profitable operations and to continue to raise adequate financing.  Management is actively targeting sources of additional financing to provide continuation of the Company’s operations.  In order for the Company to meet its liabilities as they come due and to continue in operations, the Company is solely dependent upon its ability to generate such financing.

The Company has planned to obtain short term financing through advances from Directors’ as required.  Once the Company is a public reporting issuer, it plans to raise an additional $1 million through a private offering of its common stock.  Prior to this, the Company’s directors intend to provide short term, non-interest bearing advances to cover operating costs.

There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet its obligations.  Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in these financial statements.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the company are in accordance with accounting principles generally accepted to the United States of America.  Presented below are those policies considered particularly significant:

Fair value of Financial Instruments

In accordance with ASC 825-10-50, Disclosure of Financial Instruments, the estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies.  Considerable judgment is required in estimating fair value.  Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange.  As of 31 May 2010, the carrying value of advances from director approximate their fair value because of the limited terms of these instruments.

In accordance with ASC 820, Fair Value Measurements And Disclosures, the Company adopted the standard which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

Income Taxes

The Company accounts for income taxes pursuant to ASC 740, Income Taxes.  Deferred tax asserts and liabilities are recorded for differences between the consolidated financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the period reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  These estimates are reviewed periodically, and, as adjustments become necessary they are reported in earnings in the period in which they become known.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings or Loss Per Share

The Company accounts for earnings per share pursuant to ASC 260, Earnings per Share, which requires disclosure on the financial statements of ‘basic’ and ‘diluted’ earning (loss) per share.  Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the year.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding plus common stock equivalents (if diluted) related to stock options and warrants for each year.

There were no dilutive financial instruments for the period from inception (22 June 2009) to 31 May 2010.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. Management has determined that the Hong Kong dollar is the functional currency of the Hong Kong subsidiary. The accounts of our Hong Kong subsidiary were translated into U.S. dollars in accordance with the provisions of ASC 830, Foreign Currency Matters.  Adjustments resulting from the translation of the financial statements from their functional currencies to U.S. dollars are accumulated as a separate component of accumulated other comprehensive income (loss) and have not been included in the determination of income for the relevant periods.

Comprehensive Income

The Company follows ASC 220, Comprehensive Income that establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements.  Comprehensive income is presented in the statements of changes in stockholders' equity, and consists of foreign currency translation.  ASC 220 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations.

Stock-Based Compensation

The Company may periodically issue shares of common stock for services rendered or financing costs. The Company may also periodically issue shares of common stock in conjunction with the acquisition of all or a portion of the equity interest in a business. The shares of common stock vest immediately on issuance and are not subject to any redemption rights.

The value of the shares of common stock issued for accounting purposes is based on the market price of the shares at the date of the transaction or on the fair value of the services rendered or net assets acquired, whichever is more determinable, based on the specific facts and circumstances of each transaction.

The Company may periodically issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs.

The Company has adopted ASC 718 Compensation – Stock Compensation, which establishes a fair value method of accounting for stock-based compensation plans.

In accordance with ASC 718, the cost of stock options and warrants issued to non-employees is measured at the grant date based on the fair value of the award. The fair value of the stock-based award is determined using the Black-Scholes option-pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

In accordance with ASC 718, the Company will provide footnote disclosure with respect to stock-based employee compensation. The value of a stock-based award will be determined using the Black-Scholes option-pricing model, whereby compensation cost is the fair value of the award as determined by the pricing model at the grant date or other measurement date. The resulting amount will be charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period. Stock options issued to non-employee directors at fair market value will be accounted for under the intrinsic value method.

The Company did not have any stock options outstanding during the period ended 31 May 2010. Accordingly, no pro forma financial disclosure is provided herein.

Concentration of Credit Risks

ASC 825-10-50 Disclosure of Financial Instruments, requires disclosures of any significant off-balance sheet risk and credit risk concentration.

Country Risk - The Company is subject to the consideration and risks of operating in the People's Republic of China (the "PRC"). These include risks associated with the political and economic environment, foreign currency exchange and the legal system in the PRC. The economy of PRC differs significantly from the economies of the "western" industrialized nations in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the PRC government encouraged substantial private economic activities. The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the PRC government to control inflation have significantly restrained economic expansion in the recent past. Similar actions by the PRC government in the future could have a significant adverse effect on economic conditions in PRC.

Many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in the PRC. However, the PRC still does not have a comprehensive system of laws, and enforcement of existing laws may be uncertain and sporadic.

The Company's primary sources of revenues and cash flows will be derived from its business operations in the PRC. The Company's business activity will be with customers in the PRC. The PRC economy has, for many years, been a centrally-planned economy, operating on the basis of annual, five-year and ten-year state plans adopted by central PRC governmental authorities, which set out national production and development targets. The PRC government has been pursuing economic reforms since it first adopted its "open-door" policy in 1978. There is no assurance that the PRC government will continue to pursue economic reforms or that there will not be any significant change in its economic or other policies, particularly in the event of any change in the political leadership of, or the political, economic or social conditions in, the PRC. There is also no assurance that the Company will not be adversely affected by any such change in governmental policies or any unfavorable change in the political, economic or social conditions, the laws or regulations, or the rate or method of taxation in the PRC.

As many of the economic reforms that have been or are being implemented by the PRC government are unprecedented or experimental, they may be subject to adjustment or refinement, which may have adverse effects on the Company. Further, through state plans and other economic and fiscal measures such as the leverage of exchange rate, it remains possible for the PRC government to exert significant influence on the PRC economy.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company's consolidated financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with government-owned banks in the PRC with high credit ratings. Accordingly, the Company believes that no significant credit risk exists.

Industry Risk - The Company operates in business segments which are characterized by rapid technological advances, changes in customer requirements, and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological changes in its industry segments, changes in customer requirements or changes in regulatory requirements or industry standards, could have a material adverse effect on the Company's business and operating results.

Recent Accounting Pronouncements

On 30 September 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Statement No. 168, The FASB Accounting Standards Codification and The Hierarchy of Generally Accepted Accounting Principles. The Codification became the source of authoritative generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities Exchange Committee (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification is nonauthoritative. GAAP is not intended to be changed as a result of this statement, but will change the way the guidance is organized and presented. The Company has implemented the Codification in the consolidated financial statements by providing references to the Accounting Standards Codification (“ASC”) topics.

In April 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-13—Compensation—Stock Compensation (Topic 718),which addresses the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. This Update provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after 15 December 2010. The Company expects that the adoption of the amendments in this update will not have any significant impact on its financial position and results of operations.

In April 2010, the FASB issued ASU No. 2010-17—Revenue Recognition—Milestone Method (Topic 605), which provide guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. A milestone should be considered substantive in its entirety. An individual milestone may not be bifurcated. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after 15 June 2010. The Company expects that the adoption of the amendments in this update will not have any significant impact on its financial position and results of operations.

In January 2010, the FASB issued ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This Update amends Subtopic 820-10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This Update also amends Subtopic 820-10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after 15 December 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after 15 December 2010.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

January 2010, the FASB issued ASU 2010-02, Consolidation: Accounting and Reporting for Decreases in Ownership of a Subsidiary – A Scope Clarification. ASU 2010-02 amends the Codification to clarify that the scope of the decrease in ownership provisions of ASC 810-10 and related guidance applies to: (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method or joint venture; (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity (including an equity-method investee or joint venture); and (iv) a decrease in ownership in a subsidiary that is not a business or nonprofit activity when the substance of the transaction causing the decrease in ownership is not addressed in other authoritative guidance. If no other guidance exists, an entity should apply the guidance in ASC 810-10. The amendments in the update also clarify that the decrease in ownership guidance in ASC 810-10 does not apply to sales of in-substance real estate or conveyances of oil and gas mineral rights, even if these transfers involve businesses. We adopted ASU 2010-02 effective 31 December 2009 and it did not have a material effect on our current financial statements.

5.	ADVANCES FROM DIRECTOR

The advances from director are unsecured, non-interest bearing and due on demand.

6.	INCOME TAXES

The Company and its subsidiaries are subject to income taxes on an entity basis on income arising in, or derived from, the tax jurisdiction in which they operate.

The Company is subject to the United States federal tax at a rate of 35%.

The Company has income tax losses available to be applied against future years income as a result of the losses incurred since inception. However, due to the losses incurred in the period and expected future operating results, management determined that it is more likely than not that the deferred tax asset resulting from the tax losses available for carry forward will not be realized through the reduction of future income tax payments.  Accordingly a 100% valuation allowance has been recorded for income tax losses available for carry forward.

The components of deferred income taxes, have been determined at the U.S. federal statutory rate of 35% and are as follows:

2010

Deferred income tax assets:
Income tax losses available for carryforward	$13,868
Valuation allowance	(13,868)
Deferred income taxes	$-

7.	CAPITAL STOCK

On 9 June 2009, the Company issued 1,000 shares of common stock to the founding shareholder at the par value of $0.001 per share.

In March 2010, the Company issued 10,000 shares of common stock of the Company in exchange for 100% of the issued and outstanding shares of common stock of CNTV, as discussed in Note 1.

In March 2010, the Company issued 26,696,148 shares of common stock at $0.001 per share for cash proceeds of $26,696.

In March 2010, the Company issued 10,619,612 shares of common stock in exchange for management consulting and China market development services. The services were recorded at the value of the services provided, or $0.10 per share for a total of $1,062,962.

China eMedia Holdings Corporation
(A Development Stage Company)
Consolidated Statement Of Cash Flows
For The Period From The Date Of Inception (9 June 2009) To 31 May 2010
(Expressed in United States Dollars)

7.	CAPITAL STOCK (Continued)

The agreements are for services to be rendered from various periods ranging from 12 to 36 months, starting from 31 August 2009 and ending in August 2012. As of 31 May 2010 the Company had $927,347 in deferred stock-based compensation which has been deducted from equity and will be amortized to stock-based compensation over the term of the agreements. $135,615 is included in consulting expense for the period from the date of inception on 9 June 2009 to 31 May 2010.

8.	RELATED PARTY TRANSACTIONS

The transactions with related parties were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the parties.

During the period, the Company paid a director and officer of the Company $2,433 to design the website of China eMedia Holdings Corporation, and is included in general and administrative in the Statement of Loss.

9.	SUPPLEMENTAL CASH FLOW INFORMATION

During the period from inception to 31 May 2010, there was no interest or taxes paid by the Company.

In March 2010, the Company issued 10,000 shares of common stock of the Company in exchange for 100% of the issued and outstanding shares of common stock of CNTV, as discussed in Note 1.

In March 2010, the Company issued 10,619,612 shares of common stock in exchange for management consulting and China market development services rendered. The services were recorded at the value of the services provided, or $0.10 per share.  $135,615 is included in consulting expense for the period from the date of inception on 9 June 2009 to 31 May 2010.

10.	SUBSEQUENT EVENTS

Events that have occurred subsequent to 31 May 2010 have been evaluated through the date of this audit report. There have been no subsequent events that occurred during such period that would require disclosure in these financial statements or would be required to be recognized in the financial statements as of or for the period from inception to 31 May 2010.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers, the members of our Board of Directors and certain key employees as of June 23, 2011. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Name	Age	Positions Held
Kai Lun Ng	49	Director (Chairman of the Board)
Chang Zhong Ge	57	Director (Vice Chairman of the Board)
Kenneth Kwan	59	Chief Executive Officer and Director
Fred Cheng	52	Chief Financial Officer and Director

Kai Lun Ng: Chairman of the Board

Mr. Ng, the Chairman of our Board, has over 20 years experience in sales, marketing, technology and management in the education industry.  He is a business strategist and has held positions in Informatics College, a public-listed educational institute in Singapore.  He has been a successful private businessman in Hong Kong and Canada for the past 18 years, acting as business consultant to numerous businesses and institutions.  Mr. Ng was born in Hong Kong and educated in Hong Kong, Canada and the US.  He holds a B. Sc. (Hons) in Statistics – Actuarial and Management Sciences from the University of Manitoba in Canada with graduate studies in International Marketing at the University of Santa Barbara.  Mr. Ng completed courses in International Marketing management, Strategic Planning & management and Reengineering the Enterprise at the California State University, Fresno.

Mr. Ng. has been a director since 2000 for PDI Enterprise Strategic Management Consultant Group Limited, HK, which offers business training and professional development programs for entrepreneurs and professionals in different business sectors.  PDI was founded by Mr. Ng in the year 2000 and he continues to be its Director. In addition to his position as a Director for the company, Mr. Ng advises the company in the matters relating to designing business training courses for various educational enterprises including for the California State University of Fresno, the University of San Francisco, the Department of Extramural Studies of the Chinese University of Hong Kong, Lexicomp and Epson Computer as Business and training consultant, the Hong Kong Salvation Army, the British Computer Society, the Hong Kong Government Employee Retraining Scheme,  Union of Nursing Staff of Tung Wah Group of Hospitals, Educational Research Centre, University of California.

Mr. Ng was chosen to serve as the Company’s director because of his extensive background in education and training and in assisting entrepreneurs in business development.

Chang Zhong Ge: Vice Chairman of the Board

Mr. Ge is currently the Chief Executive Officer of ChinaCNTV.com.  He has 40 years of experience working with business enterprises in the PRC.  He spent his first 28 years working in senior management positions for state owned enterprises.  After that he worked with FedEx, China for one year.  He went into private enterprise in 1997 and founded the following companies and remains the major shareholders of these companies:

1997 – Present:	Director – Shen Zhen Bei Yue IT Solution Company Limited
Director – Shen Zhen Zhong Shi Shi Ji IT Solution Company Limited

Major activities of these companies involve running complex projects/programs from design and development to production.  The following are some areas of expertise of Bei Yue and Zhong Shi Shi Ji:

•	Define requirements and plan project lifecycle deployment.

•	Define resources and schedule for project/program implementation.

•	Create strategies for risk mitigation and contingency planning.

•	Plan and schedule project deliverables, goals, and milestones.

•	Direct and oversee project engineering team and manages conflicts within group.

•	Perform team assessments and evaluations.

•	Efficiently identify and solve project issues.

•	Develop Requests for Proposals (RFP) for external services.

•	Design and maintain technical and project documentation

2008 – Present:	Director – Beijing Zhong Shi Shi Ji Advertising Company Limited

Mr. Ge was chosen to serve as a director of the Company because of his extensive background in technical and software development, his knowledge and business acumen in doing business in China, as well as his connections in the political and business arena.  Mr. Ge directs and coordinates activities of the Company in accordance with identified company goals to obtain optimum efficiency, economy of operations, and maximize profits by performing the following duties personally or through subordinate supervisors.

Mr. GE is fully responsible for the overall direction, coordination, and evaluation of the Company and carries out supervisory responsibilities in accordance with the organization’s policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

Kenneth Kwan: CEO & Director

Kenneth Kwan, our CEO and a director, has vast experience in various industries in Canada including banking, log trading, real estate development, television and radio broadcasting and private investments. After working in the banking industry for 19 years, he left the Royal Bank of Canada in 1988 as Senior Manager, Asia Banking of B.C. Region and started his career in real estate development and private investments.  From 1993 through 1996, he was the Vice-Chairman of Fairchild Holdings Ltd. overseeing all four areas of operation for the Fairchild Group: Television & Radio broadcasting, real estate development, China trade and retailing.  After leaving Fairchild, he carried on his businesses in private investments including real estate, environmental, and the capital markets as well as serving as a consultant for the Fairchild Group from 1998 through 2006.

Since 1987, Mr. Kwan has been very committed to SUCCESS, a charitable organization in Vancouver for 35 years.  Mr. Kwan has helped SUCCESS in the development and construction of a 103 bed Multi-Level Care facility, and he has spent the last four years volunteering his services as the Chairman of the Building Committee to negotiate, develop and construct a $15 Million, 50 room assisted living residence for seniors.  Other than being a director from time to time, he has served as Chairman for SUCCESS twice for a total duration of five years during the period 1992 to 2007.  Today, Mr. Kwan still serves as a member in SUCCESS’s Building Committee.  He received a Bachelor of Arts degree majored in Economics from Wilfred Laurier University, Waterloo, Ontario, Canada in 1973 as well as a Diploma in Business Administration.

Major Community Experience
S.U.C.C.E.S.S.
Chair, Board of Directors (1992-1994); (2004-2006)
Ex-Officio, Board of Directors (1994-1995); (2006-2007)
Member, Board of Directors (1987-1994; 2002-Present)
Vice-Chair, Long Term Planning & Resource Development (2003)
Chair, Building Committee (2003-Present)
S.U.C.C.E.S.S. Foundation Member, Board of Directors, (2003-Present)
Others
C P Harmony Trust – Director & Trustee (2006- Present)
Founding Member CCF Community Care Foundation, Board of Directors (1993-1999)
President, CCF Community Care Foundation, Board of Directors (1993-1996)
Member, United Way of Lower Mainland Board of Directors (1995 & 1996)

Work Experience
Banking: (1973-1988)
- Royal Bank of Canada: Senior Manager, Asian Banking, B.C. (1985-1988)
Dragon Developments Ltd. Executive Vice-President (1988-1993)
- Investment Company engaged in various investments including a Trust Company, Real Estate Development, Log Trading and China trade;
Fairchild Group: Vice-Chairman (1993-1996)
- Media: Television & Radio; Real Estate; Retail and China Investments
Fairchild Group: Consultant (1996-1998) Real Estate
StareastNet: Deputy Chief Operating Officer Hong Kong (2000-2001)
- Special Assignment (Consulting Contract)
1388 Successful Ventures Ltd.: President & Director (1996 – Present)
- Investments, Real Estate Developments and Consulting

Mr. Kwan was chosen to serve as a director for the Company because of his more than 35 years experience in banking, media, real estate and project management in both North America and Asia.

Fred Cheng: CFO & Director

Mr. Cheng, our Chief Financial Officer and a director, has been a Reseller of Lawrence DFK CPA (HK) since 2001.  Mr. Cheng has 20 years of senior level experience in accounting, capital finance and treasury with major international CPA firms operating out of Hong Kong, Australia and New Zealand, such as KPMG Peat Marwick (HK), Nelson Wheeler (HK) and Alexander & Alexander CPA (NZ).

Mr. Cheng received a bachelor’s degree in business studies from York University in 1982 and an MBA from the University of New England (Australia) in 1986.  He is a chartered member of the Institute of Chartered Accountants in Australia, New Zealand, England and Wales as well as a Member of the Institute of Certified Public Accountants in Hong Kong and Singapore.

For the past ten years, Mr. Cheng has been providing accounting services to his clients in China, Hong Kong and South East Asia through C A Services Ltd.

Mr. Cheng was chosen to serve as a director of the Company because of his public accounting and financial experience.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We currently compensate our senior management and key employees through base salary and stock-based awards. We compensate our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Kenneth Kwan, CEO	2010	Nil	N/A	N/A					Nil
Fred Cheng, CFO	2010	Nil	N/A	N/A					Nil

Employment Contracts
Kenneth Kwan – CEO
The CEO entered into a three year employment agreement with the Company, which commenced as of August 1, 2009. Remuneration and compensation can be summarized as follows:
Salary -	Nil
Stock -	200,000 shares in the common stock of the company per year for consecutive 3 years commencing December 31, 2010
Bonus -	2% of the Company’s gross sales.

Fred Cheng - CFO
The CFO entered into a three year employment agreement with the Company, which commenced as of August 1, 2009. Remuneration and compensation can be summarized as follows:
Salary -	Nil
Stock -	50,000 shares in the common stock of the company per year for consecutive 3 years commencing December 31, 2010.

Bonus -	0.5% of the Company’s gross sales.

Compensation of Directors

The Directors of the Company are also employees of the Company and are not compensated separately for their services as members of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of June 23, 2011 for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers, and (iv) all directors and executive officers as a group. As of June 23, 2011, the Company had 37,326,760 shares of common stock outstanding. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes warrants and options to purchase shares of our common stock exercisable within 60 days of June 23, 2011.
.
Title of class	Name and address of beneficial owner (1)	Amount ofbeneficial ownership	Percent of class

Common Stock	Kenneth Kwan #9 – 1 Hereford Road, Kowloon, Hong Kong	4,001,000	10.7%
Common Stock	Fred Cheng 10th Floor, Hong Kong Trade Centre, 161 Des Veaux Road, Hong Kong	3,560,220	9.5%
Common Stock	Joey Kai Lun Ng 605-17 Building of Songping Village, Nan Shan, Shenzhen, China	8,596,500	23%
Common Stock	Chang Zhong Ge 605-17 Building of Sonping Village, Nan Shan, Shenzhen, China	8,959,000	24%
Total of All Current Directors and Officers:		25,116,720	67.2%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 29, 2010, we issued 8,596,500 shares of our common stock to Kai Lun Ng, the Company’s Chairman of the Board.  These shares were issued in exchange for cash in the amount of $8,596.50.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Ng, as a director of the Company had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On March 29, 2010, we issued 4,001,000 shares of our common stock to Kenneth Kwan, the Company’s Chief Executive Officer and director.  These shares were issued in exchange for cash in the amount of $3,501.00.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Kwan, as the CEO and director of the Company had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On March 29, 2010, we issued 8,959,000 shares of our common stock to Chang Zhong Ge, the Company’s Vice Chairman of the Board.  These shares were issued in exchange for cash in the amount of $8,959.00.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Ge, as a director of the Company had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On March 29, 2010, we issued 3,560,220 shares of our common stock to Fred Cheng, the Company’s Chief Financial Officer and director.  These shares were issued in exchange for cash in the amount of $3,560.22.  The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Cheng, as a director of the Company had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, New York, New York.

EXPERTS

DNTW Chartered Accountants, LLP, an Independent Registered Public Accounting Firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report DNTW Chartered Accountants, LLP, has presented their report with respect to our audited financial statements. The report of DNTW Chartered Accountants, LLP is included in reliance upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant relating to the sale of securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$16.45
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous fees and expenses	$500.00
Total	$25,516.45

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to our Company and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

☐	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
☐	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
☐	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

RECENT SALES OF UNREGISTERED SECURITIES

Each issuance set forth below was made in reliance upon the exemptions from registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) on the basis that such transactions did not involve a public offering. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in our securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. Where required by applicable law, the certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

On 9 June 2009, the Company issued 1,000 shares of common stock to the founding shareholder, Mr. Kenneth Yuen Sang Kwan, at the par value of $0.001 per share.

In March 2010, the Company issued 10,000 shares of common stock of the Company to CNTVShop.com Group Limited in exchange for 100% of the issued and outstanding shares of common stock of CNTVShop.com Group Limited.

In March 2010, the Company issued 26,696,148 shares of common stock at $0.001 per share for cash proceeds of $26,696 to the following persons:

Name	Number of Shares
Kenneth Yuen Sang Kwan	3,500,000
Joey Kai Lun Ng.	8,596,500
Chang Zhong Ge	8,959,000
Fred Cheng	3,560220
Susanna Leung	285,928
Juanhua Du	1,444,500
Embay Capital Banquo Ltd.	350,000

Total	26,696,148

In March 2010, the Company issued 10,629,612 shares of common stock to the shareholders listed below in exchange for management consulting and China market development services rendered. The services were recorded at the value of the services provided, or $0.10 per share.

Name	Number of Shares
Kenneth Yuen Sang Kwan	500,000
C A Services Ltd.	300,000
Auctus Holdings Limited	250,000
James Ross	254,612
SOHO Capital Inc.	1,500,000
Access Alternative Group S.A.	375,000
Bizaim Limited	250,000
Great Profits Holdings Ltd.	1,170,000
Unifying Power Profits Ltd.	1,500,000
Jay Ocean Finance Ltd.	1,110,000
Sky Power Holdings Ltd.	1,750,000
Ingeneous Mind Limited	1,670,000
Total	10,629,612

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein:

Exhibit
Number	Exhibit Description

3.1	Certificate of Incorporation of China eMedia Holdings Corporation, filed on June 9, 2009. (1)

3.2	Certificate of Amendment of Certificate of Incorporation of China eMedia Holdings Corporation, filed on August 7, 2009. (1)

3.3	Bylaws of China eMedia Holdings Corporation, adopted June 9, 2009. (1)

5.1	Legal Opinion of K&L Gates LLP, dated June 22, 2011. (2)

10.1	Purchase Agreement between ChinaCNTVShop.com Group Limited and China CNTV.com, dated October 1, 2009. (1)

10.2	Letter of Intent with Zhai, Xiang Hou, dated January 19, 2010. (1)

10.3	Employment Agreement of Fred Cheng, dated as of June 29, 2009. (1)

10.4	Employment Agreement of Kenneth Kwan, dated as of June 29, 2009. (1)

10.5	Share Exchange Agreement between CNTVShop.com Group Limited and China eMedia Holdings Corporation, dated August 15, 2009. (2)

10.6	Consulting Agreement with C A Services Ltd., dated as of June 29, 2009. (2)

10.7	Consulting Agreement with Jim Ross, dated as of June 29, 2009. (2)

10.8	Consulting Agreement with Kenneth Yuen Sang Kwan, dated as of June 29, 2009. (2)

10.9	Consulting Agreement with Todd Heinzl, dated as of June 29, 2009. (2)

10.10	China Market Development Agreement with Great Profits Holdings Ltd., dated as of June 29, 2009. (2)

10.11	China Market Development Agreement with Sky Power Holdings Ltd., dated as of June 29, 2009. (2)

10.12	China Market Development Agreement with Unify Power Profits Ltd., dated as of June 29, 2009. (2)

10.13	China Market Development Agreement with Jay Ocean Finance Ltd., dated as of June 29, 2009. (2)

10.14	China Market Development Agreement with Ingeneous Mind Limited, dated as of June 29, 2009. (2)

10.15	Consulting Agreement with SOHO Capital Co. Limited, dated as of December 29, 2009. (2)

10.16	Consulting Agreement with Sunny Chung Kit Wong, dated as of January 1, 2010. (2)

10.17	Consulting Agreement with Access Alternative Group S.A., dated as of January 29, 2010. (2)

21.1	List of Subsidiaries of China eMedia Holdings Corporation. (1)

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1)

23.2	Consent of DNTW Chartered Accountants, LLP (2)

24.1	Power of Attorney (included in signature page)

(1)  Filed previously.
(2)  Filed herewith.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER,

(a) that the undertakings set forth in paragraphs (a)(i), (a)(ii) and (a)(iii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.;

 (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, The People’s Republic of China, on the 23 day of June, 2011.

China eMedia Holdings Corporation

By:	/s/ Kenneth Kwan
Name: Kenneth Kwan
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Kenneth Kwan
Title: Chief Executive Officer, Director
Date:

By:	/s/ Fred Cheng
Title: Chief Financial Officer, Principal Accounting Officer, Director
Date:

KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Kwan, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Kenneth Kwan	Chief Executive Officer, Director	June 23, 2011
Kenneth Kwan

/s/ Fred Cheng	Chief Financial Officer, Director	June 23, 2011
Fred Cheng

/s/ Joe Kai Lun Ng	President, Chairman of the Board	June 23, 2011
Joe Kai Lun Ng

/s/ Chang Zhong Ge	Director	June 23, 2011
Chang Zhong Ge